Consent of Independent Registered Public Accounting Firm

To the Participants and Administrator
Teleflex Incorporated 401(k) Savings Plan
Wayne, Pennsylvania

We consent to incorporation, by reference in Registration Statement No. 333-127103, dated August 2, 2005, on Form S-8, Registration Statement No. 333-101005, dated November 5, 2002, on Form S-8 and Registration Statement No. 33-53385, dated April 29, 1994, on Form S-8 pertaining to the Teleflex 401(k) Savings Plan, of our report dated June 26, 2023, relating to the statements of net assets available for benefits of the Teleflex 401(k) Savings Plan as of December 31, 2022 and 2021, and the related statements of changes in net assets available for benefits for the years ended December 31, 2022 and 2021, and the supplementary schedule, which report appears in the December 31, 2022 annual report on Form 11-K of the Teleflex 401(k) Savings Plan.

/s/ Maillie LLP

Limerick, Pennsylvania
June 26, 2023
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